Exhibit 99.1

Shepherd’s Finance, LLC Reports 2020 Results

JACKSONVILLE, FL – April 20, 2021 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s,” the “Company,” “we,” or “our”) announced its operating results for the year ended December 31, 2020.

2020 Overview

The Company has been impacted by and continues to face risks related to COVID-19, which has caused disruptions to the economy and in all of the markets in which the Company lends. The Company’s operating results depend significantly on the homebuilding industry.

As of June 30, 2020, the Company had 46 impaired loans at a gross loans receivable balance of $13.0 million of impaired loans primarily due to COVID-19. In addition, we recognized $1.5 million in loan loss expense and $0.1 million in impairment loss of foreclosed assets during the quarter ended June 30, 2020.

As of December 31, 2020, the Company’s number of impaired loans reduced by 17 loans to 29 as compared to the 46 impaired loans as of June 30, 2020. As of December 31, 2020, the 29 impaired gross loans receivable balance was $11.8 million, which was primarily due to the economic impact of COVID-19. In addition, we recognized $1.5 million in loan loss expense, $0.1 million in impairment loss of foreclosed assets and $0.5 million in direct write-offs of interest income during the year ended December 31, 2020 due primarily to the economic impact of the COVID-19 pandemic.

The Company continues to lose interest income on assets that do not accrue interest. During the year ended December 31, 2020, the estimated loss on interest income related to impaired and foreclosed assets was $1.2 million. Looking ahead, we expect this to decrease in the first half of 2021.

The impact of COVID-19 is also seen in the lack of loan originations which impacts our earnings through the loss of fee income. Loan originations and fee income for the first five months of 2020 and 2019 were $11.2 million and $0.9 million and $30.6 million and $1.4 million, respectively. For the last seven months of 2020, loan originations increased to $42.4 million compared to $28.2 million for the same period of 2019. We anticipate this rate of increase to continue through 2021.

2020 Financial Highlights

●	Interest and Fee Income – Interest and fee income on loans decreased approximately $1.9 million, or 19.0%, to approximately $8.2 million for the year ended December 31, 2020, compared to the same period of 2019.

●	Net (loss) income – Net (loss) income decreased approximately $2.9 million to approximately $(1.9) million for the year ended December 31, 2020, compared to the same period of 2019.

The Chief Executive Officer of Shepherd’s Finance, Daniel M. Wallach, commented: “We returned to profitability in the third and fourth quarters after the impact of COVID-19 on our second quarter earnings. We are paying all of our investors interest and principal when due and we plan on continuing to do so. We are focused on executing the Company’s current business plan, which has three primary goals, as follows:

1.	Reduce non-accruing real estate loans (with a goal returning to normal levels during the second quarter of 2021);
2.	Continue to originate new loans with certain customers at profitable levels; and
3.	Increase capital and reduce nonperforming assets to ensure we have the funds to create new loans.

We anticipate a loss in the first quarter of the year, however, a profit thereafter. We appreciate the continued support of our investors.”

Results of Operations

●	Loan Loss Provision

Loan loss provision (expense throughout the year) was approximately $1.8 million and approximately $0.2 million for the years ended December 31, 2020 and 2019, respectively.

The allowance for loan losses at December 31, 2020 was approximately $2.0 million, of which approximately $0.2 million related to loans without specific reserves. As of December 31, 2020, the Company recorded specific reserves for loans impaired due to impacts from COVID-19 of approximately $1.5 million, special mention loans of approximately $0.1 million, and impaired loans not due to impacts from COVID-19 of approximately $0.2 million. During the year ended December 31, 2020, we incurred approximately $0.1 million in direct charge offs.

The allowance for loan losses at December 31, 2019 was approximately $0.2 million, which related to loans without specific reserves. During the year ended December 31, 2019, we incurred approximately $0.2 million in direct charge-offs.

●	Non-Interest Income

Gain on Sale of Foreclosed Assets

During the years ended December 31, 2020 and 2019, we recognized approximately $0.2 million and $0, respectively, as a gain on the sale of foreclosed assets. We sold seven foreclosed assets related to four original borrowers during the year ended December 31, 2020, which resulted in the gain on sale of foreclosed assets.

Gain on Foreclosure of Assets

During the years ended December 31, 2020 and 2019, we recognized approximately $0.1 million and approximately $0.2 million as a gain on the foreclosure of assets. We transferred two and seven loan receivable assets to foreclosed assets which resulted in a gain on foreclosure during the years ended December 31, 2020 and 2019, respectively.

Impairment Gains on Foreclosed Assets

During the year ended December 31, 2020 and 2019, we recognized approximately $0.1 million and $0, respectively, as a gain on impairment of foreclosed assets on four certain assets.

Gain on the Extinguishment of Debt

In May 2020, the Company entered into a loan agreement (the “PPP Loan”) with LCA Bank Corporation to borrow approximately $0.4 million pursuant to the Paycheck Protection Program (“PPP”), created under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. All or a portion of the loan may be forgivable, as provided by the terms of the PPP. During April 2020, the Company received a grant under the Economic Injury Disaster Loan Emergency Advance (the “EIDL Advance”) which may be used for payroll and other certain operating expenses.

In November 2020, the full principal amount of the PPP loan or approximately $0.4 million and the accrued interest were forgiven by the U.S. Small Business Administration.

●	Non-Interest Expense

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses decreased approximately $0.2 million to approximately $2.2 million for the year ended December 31, 2020 compared to the same period of 2019. The decrease in SG&A expenses was due primarily to lower salaries and related expenses, which decreased approximately $0.4 million to approximately $1.0 million for the year ended December 31, 2020 compared to the same period of 2019, and which decreases were offset by an increase in loan and foreclosed asset expenses of approximately $0.3 million.

During the year ended December 31, 2019, salaries and related expenses included profit share expense which was not recognized during 2020. In addition, loan and foreclosed asset expenses were higher in 2020 due to the additions of construction/development costs incurred to fully complete assets to sell.

Loss on the Sale of Foreclosed Assets

During the years ended December 31, 2020 and 2019, we recognized approximately $0.1 million and approximately $0.3 million, respectively, as a loss on the sale of foreclosed assets. We sold eight foreclosed assets related to two original borrowers during the year ended December 31, 2020, which resulted in a loss on sale of foreclosed assets.

During the year ended December 31, 2019, we sold three foreclosed assets related to two original borrowers which resulted in a loss on sale of foreclosed assets.

Loss on Foreclosure of Assets

During the years ended December 31, 2020 and 2019, we recognized approximately $0.1 million and $0 as a loss on the foreclosure of assets, respectively. We transferred two loan receivable assets to foreclosed assets which resulted in a loss on foreclosure during the year ended December 31, 2020.

Impairment Loss on Foreclosed Assets

During the years ended December 31, 2020 and 2019, we recognized approximately $0.4 million and approximately $0.6 million as a loss on impairment of foreclosed assets, respectively. Impairment loss on foreclosed assets for the year ended December 31, 2020 included approximately $0.1 million recognized as a result of COVID-19.

Balance Sheet Management

Cash

Cash totaled approximately $4.7 million and approximately $1.9 million as of December 31, 2020 and 2019, respectively. The increase in cash was one result of management’s responses and changes to lending procedures related to the uncertainty created by the COVID-19 pandemic.

Loans Receivable, net

Loans receivable, net totaled approximately $46.4 million and approximately $55.4 million as of December 31, 2020 and 2019, respectively. As of December 31, 2020, loans receivable, net included approximately $10.1 million of impaired loans compared to approximately $1.5 million for the same period of 2019.

Foreclosed Assets

Foreclosed assets totaled approximately $4.4 million and approximately $4.9 million as of December 31, 2020 and 2019, respectively.

Notes Payable Secured, net of deferred financing costs

Notes payable secured, net totaled approximately $23.0 million and approximately $27.0 million as of December 31, 2020 and 2019, respectively. The decrease resulted primarily from lower balances on our loan purchase and sale agreements which decreased approximately $6.3 million to approximately $9.8 million as of December 31, 2020 compared to the same period of 2019.

Notes Payable Unsecured, net of deferred financing costs

Notes payable unsecured, net totaled apprixmately $27.0 million for both December 31, 2020 and 2019. A significant portion of our notes payable unsecured, net includes notes from our public offerings, constituting approximately $21.1 million and approximately $20.0 million as of December 31, 2020 and 2019, respectively.

Interest Rates for the Subordinated Notes Program

Shepherd’s offers the following interest rates for its public notes offering, effective as of June 4, 2020:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	7.00%	7.23%	7.23%
24 Months	8.00%	8.30%	17.29%
36 Months	5.00%	5.12%	16.15%
48 Months	10.00%	10.47%	48.94%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.00%, we take .07/12 which is 0.0058 plus 1 which is 1.0058, and then multiply 1.0058 by itself 11 more times which yields 1.0723, then subtracting off the 1, leaving 0.0723, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.23%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 10.00%, we take .10/12 which is 0.0083333 plus 1 which is 1.0083333, and then multiply 1.0083333 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving 0.4894, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of December 31, 2020, Shepherd’s Finance, LLC had approximately $46.4 million in loan assets with 213 construction and nine development loans in 21 states with 67 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties, and contingencies include, but are not limited to: uncertainties relating to the effects of COVID-19; the length of the COVID-19 pandemic and severity of such outbreak nationally and across the globe; the pace of recovery following the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Registration Statement on Form S-1, as amended, and our Annual Report on Form 10-K. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2020, and 2019

(in thousands of dollars)	2020	2019

Assets
Cash and cash equivalents	$4,749	$1,883
Accrued interest receivable	601	1,031
Loans receivable, net	46,405	55,369
Real estate investments	1,181	-
Foreclosed assets	4,449	4,916
Premises and equipment	903	936
Other assets	981	202
Total assets	$59,269	$64,337
Liabilities and Members’ Capital
Customer interest escrow	$510	$643
Accounts payable and accrued expenses	289	466
Accrued interest payable	3,158	2,533
Notes payable secured, net of deferred financing costs	22,959	26,991
Notes payable unsecured, net of deferred financing costs	26,978	26,520
EIDL advance	10	-
Due to preferred equity members	106	37
Total liabilities	$54,010	$57,190

Commitments and Contingencies (Note 11)

Redeemable Preferred Equity
Series C preferred equity	$3,582	$2,959

Members’ Capital
Series B preferred equity	1,630	1,470
Class A common equity	47	2,718
Members’ capital	$1,677	$4,188

Total liabilities, redeemable preferred equity and members’ capital	$59,269	$64,337

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2020 and 2019

(in thousands of dollars)	2020	2019

Net Interest Income
Interest and fee income on loans	$8,209	$10,131
Interest expense:
Interest related to secured borrowings	2,973	2,948
Interest related to unsecured borrowings	3,153	2,832
Interest expense	$6,126	$5,780

Net interest income	2,083	4,351

Less: Loan loss provision	1,805	222
Net interest income after loan loss provision	278	4,129

Non-Interest Income
Gain on sale of foreclosed assets	$160	$-
Gain on foreclosure of assets	52	203
Gain on the extinguishment of debt	361	-
Impairment gains on foreclosed assets	91	-
Total non-interest income	$664	$203

Income	942	4,332

Non-Interest Expense
Selling, general and administrative	$2,185	$2,394
Depreciation and amortization	85	92
Loss on the sale of foreclosed assets	102	274
Loss on foreclosure	54	-
Impairment loss on foreclosed assets	445	558
Total non-interest expense	2,871	3,318

Net (loss) income	$(1,929)	$1,014

Earned distribution to preferred equity holders	525	457

Net (loss) income attributable to common equity holders	$(2,454)	$557